Exhibit 5.1

Reed Smith LLP 1901 Avenue of the Stars Suite 700 Los Angeles, CA 90067-6078 +1 310 734 5200 Fax +1 310 734 5299 reedsmith.com

December 16, 2016

Ritter Pharmaceuticals, Inc.
1801 Century Park East, Suite 1820
Los Angeles, California 90067

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed by Ritter Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on the date hereof in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which are reserved for issuance pursuant to a common stock purchase agreement dated December 18, 2015 (the “Purchase Agreement”), between the Company and Aspire Capital Fund, LLC (“Aspire Capital”). We are acting as counsel for the Company in connection with the registration of Common Stock by the Company.

In rendering the opinions set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

This opinion is based solely on the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based on the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the 3,000,000 shares of Common Stock have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Purchase Agreement, including receipt of the consideration therefor, will be validly issued, fully paid and nonassessable.

NEW YORK ● LONDON ● HONG KONG ● CHICAGO ● WASHINGTON, D.C. ● BEIJING ●PARIS ● LOS ANGELES ● SAN FRANCISCO ● PHILADELPHIA ● SHANGHAI ● PITTSBURGH ● HOUSTON SINGAPORE ● MUNICH ● ABU DHABI ● PRINCETON ● NORTHERN VIRGINIA ● WILMINGTON ● SILICON VALLEY ● DUBAI ● CENTURY CITY ● RICHMOND ● GREECE ● KAZAKHSTAN

Ritter Pharmaceuticals, Inc.

December 16, 2016

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Reed Smith LLP
REED SMITH LLP